Exhibit 5.2

[Richards, Layton & Finger, P.A. Letterhead]

September 27, 2013

SAIC Gemini, Inc.

1710 SAIC Drive

McLean, Virginia 22102

Ladies and Gentlemen:

We are acting as special Delaware counsel to SAIC Gemini, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of deferred compensation obligations (the “Obligations”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under (i) the Company’s Keystaff Deferral Plan, effective September 27, 2013 (the “Keystaff Plan”) and (ii) the Company’s 401(k) Excess Deferral Plan, effective September 27, 2013 (the “401(k) Plan” and, together with the Keystaff Plan, the “Plans”). In this connection you have requested our opinions as to certain matters of Delaware law.

For the purpose of rendering our opinions as expressed herein, we have been furnished and have reviewed the following documents:

(i)	the Keystaff Plan; and

(ii)	the 401(k) Plan.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. For the purpose of rendering our opinion as expressed herein, we have not reviewed any document other than the documents set forth above. In particular, we specifically note that we have not reviewed the certificate of incorporation, bylaws, or any other organizational document (collectively, the “Organizational Documents”) of the Company. We assume there exists no

SAIC Gemini, Inc.

September 27, 2013

provision of any such other document (including any Organizational Document) that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In addition to the foregoing, for purposes of rendering our opinions as expressed herein, we have assumed (i) that the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) that the Company has all requisite power and authority to execute and deliver the Plans and to perform its obligations thereunder, (iii) that each of the Plans has been duly authorized, executed and delivered by the Company, (iv) that the application of the laws of the State of Delaware to each of the Plans would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) (a) the law of which would be applicable to such Plan in the absence of an effective choice of other law thereunder and (b) which has a materially greater interest than the State of Delaware in the determination of a particular issue relating to such Plan and (v) that the transactions described in, relating to, and contemplated by the Plans have a substantial, material and reasonable relationship with Delaware.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, when (i) any person who is eligible to participate in the applicable Plan under the terms thereof has duly completed, executed and delivered to the Company the election form (and any other agreement or document required by the applicable Plan) necessary to allow such persons to participate in such Plan pursuant to, and in accordance with, the terms of such Plan, (ii) the Company has accepted and approved such election in accordance with the terms of such Plan and (iii) the deferral amount so elected is credited on behalf of such person in accordance with the terms of such Plan, the Obligation in respect thereof will be a valid and binding obligation of the Company, enforceable in accordance with the terms of such Plan.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

SAIC Gemini, Inc.

September 27, 2013

B. Our opinion as set forth above is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) the discretion of the court before which any proceeding in respect of either of the Plans or any action or determination thereunder or any transaction contemplated thereby may be brought, (iv) applicable public policy with respect to the enforceability of provisions relating to indemnification or any applicable law relating to exculpation of officers or directors in their capacity as such, (v) applicable escheat laws, (vi) applicable laws relating to arbitration, and (vii) applicable laws relating to the restrictions on transfers or assignments of rights under the Plans.

This opinion speaks only as of the date hereof, and we shall have no obligation to update this opinion in any respect after the date hereof, including with respect to changes in law occurring on or after the date hereof.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JMZ/BVF